Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

November 14, 2016

Ontario Securities Commission
20 Queen Street West, 22nd Floor
Toronto, Ontario
M5H 3S8

Dear Sirs/Mesdames:

Re: LiveReel Media Corporation (the "Corporation")
Notice Pursuant to National Instrument 51-102
Change of Auditor ("Notice")

As required by National Instrument 51-102, we have reviewed the information contained in the Notice dated November 14, 2016 given by the Corporation to ourselves and MNP LLP, Chartered Professional Accountants.

Based on our knowledge of such information at this date, we agree with the statements set out in the Notice.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

Per: Warren Goldberg, CPA, CA
Partner

WG/cc

2300 Yonge Street, Suite 1500, Box 2434
Toronto, Ontario M4P 1E4
Tel: 416 785 5353
Fax: 416 785 5663